Medinotec CFO Pieter van Niekerk joined Natalie Stoberman from the Proactive studio to discuss how the company's reach in niche medical device manufacturing and distribution is growing in North America.

The summary transcript of the interview below:

Stoberman: how does Medinotec specialise in niche medical devices for cardiac and tracheal health?

Van Niekerk: Natalie, we have a long standing history in the medical devices space and round about 2021 we decided to establish Medinotec Inc in Nevada, in America and the vision was to establish a medical devices company that basically controls the entire value chain from inception of a product to where it gets utilized we try to basically consume the entire value chain from manufacturing to where its sold to a final customer. We concluded a private placement to fund our strategy and acquired a medical device manufacturing company that’s now known as DISA Medinotec in south Africa which allows us to push our nice ideas and intellectual property through them for further development.

Stoberman: When comes expanding into the north American market what sorts of steps were taken apart from being listed on the OTCQX to build that footprint.

Van Niekerk: We obtained 510K FDA approval for one of our niche-st products called the Trachealator , the Trachealator is quite unique product in our opinion where it’s the only non-occlusive device available for treatment of stenosis of the airway therefore it can therefore be done inside a doctors rooms and the patient does not have to go under anaesthesia inside a hospital theatre. We won the medical design excellence awards in 2021 and we won gold at it, and this is definitely the product that we will be tackling the north American market with

Stoberman: looking ahead how is the company looking to diversify the medical devices which is manufactured and distributed.

Van Niekerk: Obviously Natalie, we have a full pipeline of R4D projects running in the background we have options available one is through inhouse development second will be to identify a couple of acquisitions that we can do where we have alliances with technology inside the business and we can utilise in our business the other will be via wholesale or distribution of other devices that compliments ours

We are planning to grow the revenue streams and to diversify the product basket and over surgical disciplines.

Stoberman: Incredible sounds like many awesome updates to come than you for sharing with us.